Exhibits 5.1 and 23.1

April 21, 2010

BMW FS Securities LLC

300 Chestnut Ridge Road

Woodcliff Lake, NJ 07677

BMW Financial Services NA, LLC

300 Chestnut Ridge Road

Woodcliff Lake, NJ 07675

Re:

BMW FS Securities LLC

BMW Financial Services NA, LLC

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BMW FS Securities LLC (the “Depositor”) in connection with the issuance by BMW Vehicle Owner Trust 2010-A (the “Trust”) of $750,000,000 Asset-Backed Notes (the “Notes”) pursuant to a prospectus dated April 13, 2010 as supplemented by a prospectus supplement dated April 15, 2010 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively the “Prospectus”).  The Trust was formed pursuant to the short-form trust agreement dated as of March 2, 2010, between the Depositor and Wilmington Trust Company as owner trustee (the “Owner Trustee”), as amended and restated pursuant to an Amended and Restated Trust Agreement dated as of April 21, 2010 (the “Trust Agreement”) among the Depositor and the Owner Trustee.

A Registration Statement of the Depositor on Form S-3 relating to the Notes (333-159922) was filed by the Depositor with the Securities and Exchange Commission (the “Commission”) on June 11, 2009, as amended by Amendment No. 1 thereto filed on July 20, 2009 and Amendment No. 2 thereto filed on August 11, 2009 (such registration statement, as so amended to its effective date, is hereinafter referred to as the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “1933 Act”).  The Registration Statement was declared effective on August 13, 2009.  As set forth in the Prospectus, the Notes will be issued under and pursuant to the Indenture dated as of March 1, 2010 (as amended and supplemented from time to time, the “Indenture”), between the Trust and Citibank, N.A., as indenture trustee (the “Indenture Trustee”).

We have examined forms of the:

(a)

the Trust Agreement;

(b)

the Indenture;

(c)

the Owner Trust Administration Agreement, dated as of March 1, 2010, among BMW FS, as administrator, the Trust, the Depositor and the Indenture Trustee;

(d)

the Sale and Servicing Agreement, dated as of March 1, 2010, among the Trust, the Depositor, BMW FS, as seller, sponsor, servicer, administrator and custodian, and the Indenture Trustee.

(e)

the Receivables Purchase Agreement, dated as of March 1, 2010, between BMW FS, as seller, and the Depositor.

(f)

the Underwriting Agreement dated April 15, 2010 among BMW Financial Services, (“BMW FS”),  Banc of America Securities LLC and the Depositor; and

(g)

specimens of each class of the Notes.

We refer to the documents listed in (a) through (k) above as the “Transaction Documents”.  Capitalized terms used but not defined herein have the meanings assigned to them in the applicable Transaction Documents.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates, papers, statutes, authorities and records as we have deemed relevant or necessary as a basis for the opinions set forth herein.

In all such examinations made by us in connection with this opinion, we have assumed the genuineness of all signatures, the completeness and authenticity of all records and all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.  With your permission, we have assumed that each party to a Transaction Document, has the power and authority, corporate or other, to enter into and perform all obligations thereunder, has authorized the execution, delivery and performance of such Transaction Documents and has duly executed and delivered such Transaction Documents. In addition, we express no opinion as to the enforceability of any Transaction Document against any party other than the Depositor.  We have also assumed that the sale and the issuance of the Notes have been authorized by all requisite limited liability company action on the part of the Depositor.  As to any facts material to our opinions that were not known to us, we have relied upon the respective statements and representations of officers and other representatives of the Depositor, the Owner Trustee, the Indenture Trustee, the Trust, and the independent public accountants and public officials of the Depositor and BMW FS.  Except as expressly set forth in this opinion letter, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets, or reviewed any of the assets conveyed to the Trust) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Depositor and BMW FS and others in connection with the preparation and delivery of this letter.

Based upon and subject to the foregoing, we are of the opinion that, assuming that the Notes have been validly executed by the Owner Trustee on behalf of the Trust, the Notes, when authenticated by the Indenture Trustee, issued in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Trust enforceable in accordance with their terms, except that enforceability thereof may be subject to (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity regardless of whether such enforceability is considered in a proceeding at law or in equity.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Opinions” in the Base Prospectus and “Legal Opinions” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus.

Very truly yours,

/s/ Bingham McCutchen LLP

Bingham McCutchen LLP